EXHIBIT 10.1

EMPLOYMENT AGREEMENT AMENDMENT #1

This Amendment (#1), effective as of August 16th, 2011 (this “Amendment”), is by and between Matthew E. Oakes (“Oakes”) and Direct Insite Corp. (the “Company”), and amends the Employment Agreement between Oakes and the Company, dated January 1st, 2011, (the “Agreement”).

RECITALS

WHEREAS, the Company and Oakes entered into the Agreement and now desire to amend the Agreement in certain respects, with this Amendment to be effective on and after August 16th, 2011, (the “Amendment Effective Date”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Oakes agree as follows:

1.           The phrase “Chief Operating Officer” in Sections 2 and 7(b)(i) is hereby deleted in its entirety and replaced with the phrase “Chief Executive Officer”.

2.           The first sentence of Section 4(a) is hereby deleted in its entirety and replaced with the following:

“Oakes shall receive $16,667 per month ($200,000 per year) as base salary; provided, however, that from the Amendment Effective Date through December 31, 2011, Oakes shall receive $20,883 per month ($250,000 per year) as base salary (such amount, as applicable, the “Base Salary”).”

3.           Section 4(b) is hereby deleted in its entirety and replaced with the following:

“(b)           Oakes shall be granted, as of the Amendment Effective Date, options to purchase 22,500 shares of the Company’s common stock, 2,500 of such options to vest on the date of grant and the remaining 20,000 options to vest in four equal installments of 5,000 options on September 1st, October 1st, November 1st and December 1st, 2011. The stock options shall have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Equity grants in 2012, if any, will be based on an assessment of performance.”

4.           The following is hereby added as a new Section 4(d):

“(d)           Upon the delivery by Oakes to the Company of supporting documentation of reasonable expenses incurred in connection with his relocation to the Company’s headquarters in Ft. Lauderdale, Florida, the Board of Directors of the Company shall consider, in its sole discretion, the reimbursement of all or a portion of such expenses.”

5.           The following is hereby added as a new Section 4(e):

“(e)           The Board of Directors of the Company shall, prior to December 31, 2011, review and consider modifications to the terms of Oakes’ employment arrangement, including compensation, taking into account the goals and performance of the Company.”

Capitalized terms used in the Amendment, to the extent not otherwise defined in this Amendment, shall have the meanings ascribed to them in the Agreement.

Except as expressly provided in this Amendment, all provisions of the Agreement shall remain in full force and effect.

This Amendment may be executed in several counterparts, all of which taken together shall constitute a single agreement between the parties.

IN WITNESS WHEREOF, the Company and Oakes have caused this Amendment to be executed and delivered as of the date first set forth above.

DIRECT INSITE CORP.

By: /s/ Michael Beecher                                                       /s/ Matthew E. Oakes
Name:   Michael Beecher                                                                                     MATTHEW E. OAKES
Title:  Chief Financial Officer